Exhibit 6.3

DIRECTOR AGREEMENT

THIS AGREEMENT made as of ________July 1st ________, 2025 (the “Effective Date”),

BETWEEN:

COREY GOODMAN, an individual residing in the Province of Ontario

(the “Director”)

AND

MIDORI GROUP INC., a corporation incorporated under the laws of British Columbia

(the “Company”)

WHEREAS the Director has agreed to serve on the Company’s board of directors (the “Board”).

IN CONSIDERATION of these premises and good and valuable consideration reciprocally paid and given, the receipt and sufficiency of which is acknowledged by the Company and the Director, each of the parties agrees as follows:

1.	Director Duties. The Director agrees to serve as a member of the Board in accordance with the British Columbia Business Corporation Act (the “BCBCA”) during the term of this Agreement, provided, however, that in the event that the Company completes an initial public listing or other transaction which results in the shares of the Company being listed on a public stock exchange (the “Exchange”), and such Exchange determines that the Director is no longer eligible to act as a director of the Company in accordance with applicable securities laws or the internal policies of such Exchange, or if the Company determines that the Director is no longer suitable to act as Director of the Company (in the sole discretion of management, which shall require a majority decision by the CEO, President and CFO of the Company, in writing [ie. 2/3 vote]), the Director agrees to immediately voluntarily resign as a director of the Company.

2.	Retainer. The Company hereby agrees to retain Director as an independent contractor effective upon the Effective Date upon the terms and conditions contained herein, and Director hereby accepts such retainer. Director agrees that all services performed hereunder will be performed for the Company in a competent, diligent, and prudent manner, in accordance with the highest professional standards. Director undertakes and agrees that in the performance of services and in his capacity as an independent contractor to the Company, he will not violate any laws and will comply in all material respects with all laws, statutes and regulations of all provincial, federal and municipal governments and authorities, including all laws governing it as an independent contractor.

3.	Independent Contractor Status.

(a)	Director will provide services as an independent contractor, and nothing in this Agreement shall be construed to create a relationship of employee and employer.

(b)	Director shall not be entitled to receive from the Company any remuneration, rights or benefits other than as set forth in this Agreement.

(c)	The Company shall not be required to deduct or remit to any governmental authority in respect of Director any amounts, including those relating to provincial and federal income taxes, employment insurance, Canada Pension Plan, Employer Health Tax, Workers’ Compensation premiums, assessments, or other fees and other similar levies in respect of this Agreement. Director shall be solely responsible to satisfy all such government obligations

4.	Compensation.

(a)	As compensation for his service as a Director of the Company, the Company shall pay the Director a fee of CAD $15,000 per annum and 50,000 common shares issued from treasury per annum (the “Director Fees”) (for the avoidance of doubt, the Director will not be required to pay any cash consideration the common shares). The Director agrees and acknowledges that the certificates representing the common shares will bear such legends as required by applicable securities laws, and these common shares will also have such restrictions for sale as prescribed by law, transfer agent and/or company so requires.

(b)	All Director Fees paid to the Director shall be prorated based on the commencement and termination dates of the Director.

(c)	Subject to applicable law, Director Fees shall be paid to the Director in cash, securities or any combination thereof, at the discretion of the Company.

(d)	All pre-approved expenses reasonably incurred by Director in providing services to the Company shall be reimbursed by the Company within ten (10) business days after presentation by the Director of proper invoices and receipts evidencing such expenses, in compliance with such expense policies of the Company as may be established from time-to-time. Pre-approval of such expenses shall only be made in writing by the CEO or CFO of the Company. Expenses must be submitted no later than 30 days since incurred in order to be reimbursed.

(e)	Director is not eligible to participate in Company’s corporate benefits program or vacation policies. Director agrees to seek such benefits coverages she deems appropriate from a benefits provider of his choice, as the Company has no obligation to provide such coverages.

5.	Covenants of the Director.

(a)	Director acknowledges and agrees that in the course of his retainer by the Company he will acquire or create confidential information (“Confidential Information”). Confidential Information includes, but is not limited to, any data, proprietary information, trade secrets, know-how, inventions, research and development, techniques, materials, training, products, technology, computer programs, prototypes, specifications, drawings, schematics, sketches, patent applications, patent application drawings, manuals, software, test results, technical data, tools, systems, methods of use, processes, programs, marketing plans, sales plans, product plans, business plans, strategies, business partners and relationships, business operations and methods, financial information, products, services, customer data (including requirements), formulas, designs, engineering or other information disclosed or submitted to Director, or made available for access by Director, by or on behalf of any of the Company concerning the business of the Company, in each case (i) whether direct or indirect, (ii) regardless of the means or media of disclosure or access, (iii) whether it is in writing or made available orally, visually, aurally, electronically whatever form, and (iv) whether disclosed prior to, contemporaneously with or after the date of this Agreement. Director agrees with the Company’s intent to define Confidential Information as broadly as possible within the permissible context of applicable law.

(b)	Director acknowledges and agrees that any disclosure of Confidential Information to the competitors, suppliers or customers of the Company or to the general public may be highly detrimental to the interests of the Company. Director agrees that he will hold in strict confidence and not disclose or use, for his own or any other purpose, any Confidential Information save and except in connection with the proper discharge of the services provided.

(c)	Director will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company (or its designee), and hereby assign to the Company (or its designee), all of his right, title, and interest (including all intellectual property rights) in and to all work product. To the extent Director may, by operation of law or otherwise, acquire any right, title or interest (including any intellectual property right) in or to any work product, Director hereby irrevocably assigns to the Company (or its designee) all such rights, titles and interests (and by so acquiring any such right, title or interest, Director will be deemed to have so assigned such rights, titles and interests by this written instrument). Furthermore, Director waives for the benefit of the Company and any of their successors in interest any and all of his moral rights in and to all work product. The work product are “works made for hire” and are owned by the Company.

6. Term; Termination. The term of this Agreement commenced on the date of this Agreement. This Agreement shall automatically terminate upon the death or disability of the Director or upon his resignation in writing or removal by the Company from the Board.

(a)	In the event that this Agreement and the retainer are not extended or renewed for reasons set out in this Agreement, Director’s retainer and this Agreement shall terminate upon the expiry of the Term Director is retained for, without any further obligation from the Company to Director.

(b)	Director may terminate this Agreement and his retainer upon two (2) weeks’ notice being given by Director to the Company.

(c)	In addition to Section 1 Company’s rights for termination, the Company shall also have the right to terminate this Agreement and Director’s retainer upon notice being given by the Company to Director in the following circumstances:

a.	if Director is in material breach or material default of any provision of this Agreement;

b.	if Director is prevented by reason of illness or mental or physical disability or incapacity from carrying out his duties as outlined herein for twelve (12) consecutive weeks or twenty (20) weeks in the aggregate in any twelve month period;

c.	if Director is convicted of a serious criminal, federal or provincial offence such that, in the Company’s sole discretion acting reasonably, it would injure the reputation of the Company to retain Director as a Director;

d.	if Director carries out activities not approved by the Board; or

e.	if Director provides the Company with cause for the termination of his retainer at common law as determined by a court of competent jurisdiction.

7.	General.

(a)	This Agreement will be binding upon the Company and its successors and assigns and will enure to the benefit of Director and his heirs, executors and administrators.

(b)	Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the parties hereto.

(c)	This Agreement will be deemed to have been made in and will be construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein and the parties hereby agree that any claims, disputes or questions arising out of or in relation to this Agreement may be submitted to the jurisdiction of the courts of British Columbia. Each of the parties hereto irrevocably attorns to the jurisdiction of the courts of British Columbia.

(d)	This Agreement is not assignable by Director, in whole or in part, without the specific written consent of the Company.

(e)	If any provision of this Agreement is at any time unenforceable or invalid for any reason, it will be modified rather than voided, if possible, to give effect to the intent thereof to the extent possible, and if not modifiable, it will be severed from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

(f)	This Agreement may be executed in any number of counterparts in original form or by electronic facsimile, each of which will together constitute one and the same instrument, binding on the parties and each of which will together be deemed to be an original, notwithstanding that the parties are not signatories to the same counterpart or facsimile.

(g)	This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained in this Agreement and any document delivered pursuant to this Agreement

[Signature page follows.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

/s/ COREY GOODMAN
COREY GOODMAN

MIDORI GROUP INC.

Per:	/s/ Ken Lyons
Authorized Signatory

Per:
Authorized Signatory

Signature page to the Director Compensation Agreement of Corey Goodman and Midori Group Inc.